UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

July 18, 2011

ATHERONOVA INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

000-52315 (Commission File Number)		20-1915083 (IRS Employer Identification No.)
2301 Dupont Drive, Suite 525 Irvine, CA 92612 (Address of Principal Executive Offices and zip code)

(949) 476-1100
(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

From May 19 through June 20, 2011, the Registrant sold to five accredited investors, in private placement transactions, an aggregate of 175,528 units at $0.55 per unit, resulting in gross proceeds to the Registrant of $96,540.40.  Each unit represents a share of the Registrant’s common stock and a warrant to purchase 0.30 shares of the Registrant’s common stock at an exercise price of $0.60 per share.  The warrants are fully vested and exercisable for three years from the date of issuance.

On July 11, 2011 the Registrant issued to W-Net Fund I, L.P., pursuant to the conversion of $295,453.81 of principal and interest underlying an Amended and Restated 2.5% Secured Convertible Promissory Note, 1,018,806 shares of the Registrant’s common stock.

On July 18, 2011 the Registrant issued to Europa International, Inc., pursuant to the conversion of $74,649.82 of principal and interest underlying an Amended and Restated 2.5% Secured Convertible Promissory Note, 257,413 shares of the Registrant’s common stock.

On July 21, 2011 the Registrant issued to MKM Opportunity Master Fund, Ltd., pursuant to the conversion of $89,573.75 of principal and interest underlying an Amended and Restated 2.5% Secured Convertible Promissory Note, 308,875 shares of the Registrant’s common stock.

In making the stock issuances described above without registration under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant relied upon one or more of the exemptions from registration contained in and/or promulgated under Section 3(a)(9) of the Securities Act as certain of the shares of the Registrant’s common stock were issued solely in exchange for the Registrant’s existing securities, and Section 4(2) of the Securities Act as each of the stock recipients in the private placement transactions was an accredited investor and no general solicitation or advertising was used in connection with such stock issuances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AtheroNova Inc.

Date: July 21, 2011	By:	/s/ Mark Selawski
Mark Selawski
Chief Financial Officer & Secretary